EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JUNE 9, 2014

BY AND AMONG

EAGLE BANCORP, INC.,

EAGLEBANK

AND

VIRGINIA HERITAGE BANK

2

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6.12	Disclosure	50
6.13	Notification of Certain Matters	50

Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		50

7.01	Conditions to Each Party’s Obligation to Effect the Merger	50
7.02	Conditions to Obligation of the Company	51
7.03	Conditions to Obligation of Parent	52

Article VIII TERMINATION		53

8.01	Termination	53
8.02	Effect of Termination	56
8.03	Fees and Expenses	56

Article IX MISCELLANEOUS		58

9.01	Survival	58
9.02	Waiver; Amendment	58
9.03	Counterparts	58
9.04	Governing Law	58
9.05	Notices	58
9.06	Entire Understanding; Limited Third Party Beneficiaries	59
9.07	Severability	60
9.08	Enforcement of the Agreement	60
9.09	Interpretation	60
9.10	Assignment	60
9.11	Alternative Structure	60

ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 9, 2014, by and among Eagle Bancorp, Inc., a Maryland corporation, (“Parent”), EagleBank, Maryland-chartered bank and wholly owned subsidiary of Parent (“Bank Subsidiary”), and Virginia Heritage Bank, a Virginia banking corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the VFIC, the VSCA, the MFIC and the MGCL, the Company will merge with and into Bank Subsidiary (the “Merger”), with Bank Subsidiary as the surviving institution in the Merger (sometimes referred to in such capacity as the “Surviving Bank”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby are advisable, and has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of Parent and Bank Subsidiary have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Bank Subsidiary, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a plan of reorganization;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01        Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(f).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Aggregate Cash Consideration” means the aggregate amount of cash payable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

“Aggregate Merger Consideration” means the aggregate amount of cash payable and shares of Parent Common Stock issuable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

“Aggregate Stock Consideration” means the aggregate number of shares of Parent Common Stock issuable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” means the articles of merger to be filed with the SCC and SDAT as provided in Section 2.02(b).

“Average Closing Price” has the meaning set forth in Section 8.01(d)(iii)(3)(i).

“Bank Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Bank Subsidiary Articles” means the Articles of Incorporation of Bank Subsidiary.

“Bank Subsidiary Board” means the Board of Directors of Bank Subsidiary.

“Bank Subsidiary Bylaws” means the Bylaws of Bank Subsidiary.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Company Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

“Change of Recommendation” has the meaning set forth in Section 6.07(c).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Incorporation of Company, as amended.

“Company Board” means the Board of Directors of Company.

“Company Board Recommendation” has the meaning set forth in Section 6.02.

“Company Bylaws” means the Bylaws of Company.

“Company Common Stock” means the common stock, $4.00 par value per share, of the Company.

“Company Contract” has the meaning set forth in Section 5.03(k)(i).

“Company Financial Statements” means (i) the audited statements of financial condition and statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2012 and 2013 and (ii) the unaudited statements of financial condition and statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the monthly, quarterly and annual periods ended subsequent to December 31, 2013.

“Company Intellectual Property” has the meaning set forth in Section 5.03(r)(ii).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Preferred Stock” means the preferred stock of Company.

“Company Stock Option” has the meaning set forth in Section 3.08.

“Company Stock Option Plans” has the meaning set forth in Section 3.08.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(b).

“Covered Employee” has the meaning set forth in Section 6.10(a).

“CRA” has the meaning set forth in Section 5.03(i)(v).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Determination Date” has the meaning set forth in Section 8.01(d)(iii)(3)(ii).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(b).

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” has the meaning set forth in Section 5.03(m)(i).

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” means the number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 3.01 on a per share basis.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Final Index Price” has the meaning set forth in Section 8.01(d)(iii)(3)(iii).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

“Index Group” has the meaning set forth in Section 8.01(d)(iii)(3)(iv).

“Initial Index Price” has the meaning set forth in Section 8.01(d)(iii)(3)(v).

“Insurance Amount” has the meaning set forth in Section 6.09(c).

“Intellectual Property” has the meaning set forth in Section 5.03(r)(ii).

“Knowledge”, when used with respect to Company, or any Company Subsidiary, means the actual knowledge, after reasonable due inquiry, of David P. Summers, Charles C. Brockett, Cindy L. Fusselle, Richard A. Hutchison and Richard C. Johnson; and when used with respect to Parent or Bank Subsidiary means the actual knowledge, after reasonable due inquiry, of Ronald D. Paul, Michael T. Flynn, James H. Langmead, Janice L. Williams and Susan G. Riel.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than a charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance that is a Permitted Lien.

“Loans” has the meaning set forth in Section 5.03(p).

“Material Adverse Effect” means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a “Material Adverse Effect” shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements or published interpretations thereof, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or changes to published interpretations thereof by Governmental Authorities, (C) changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including any underlying causes thereof unless separately excluded hereunder, (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (F) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), and (E), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of shares of Parent Common Stock, and the amount of cash into which each share of Company Common Stock shall be converted, pursuant to the provisions of Article III.

“MFIC” means the Financial Institutions Article of the Maryland Code.

“MGCL” means the Maryland General Corporation Law.

“NASDAQ” means The NASDAQ Stock Market.

“Notice of Superior Proposal” has the meaning set forth in Section 6.07(d)(ii)(1).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 8.01(c).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Average Share Price” means the average of the closing price per share of Parent Common Stock, as reported on NASDAQ for the Parent Price Determination Period.

“Parent Price Determination Period” means the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

“Parent Board” means the Board of Directors of the Parent.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Certificate” means the Certificate of Incorporation of Parent.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Parent.

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent and payable or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other entity.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided however, that any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of its Disclosure Schedule.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Approvals” has the meaning set forth in Section 5.03(f)(i).

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SCC” means the Virginia State Corporation Commission.

“SDAT means the Maryland State Department of Assessments and Taxation.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Series A Preferred Stock” means the Senior Non-Cumulative Perpetual Preferred Stock, Series A, $4.00 par value, of the Company.

“Shareholder Approval” has the meaning set forth in Section 6.02.

“Starting Date” has the meaning set forth in Section 8.01(d)(iii)(3)(vi).

“Starting Price” has the meaning set forth in Section 8.01(d)(iii)(3)(vii).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(g).

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) required to be filed with a Governmental Authority with respect to any Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, Parent, or Bank Subsidiary, as applicable.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“VFIC” means the Financial Institutions and Services Article of the Virginia Code.

“VSCA” means the Virginia Stock Corporation Act.

ARTICLE II

THE MERGER

2.01        The Merger.

(a)           The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Bank Subsidiary (the “Merger”) in accordance with the Agreement and the applicable provisions of the VFIC, the VSCA, the MGCL and the MFIC, the separate corporate existence of the Company shall cease and Bank Subsidiary shall survive and continue to exist as a bank incorporated under the laws of Maryland and as a wholly owned subsidiary of Parent (Bank Subsidiary, as the surviving bank in the Merger, is sometimes referred to herein as the “Surviving Bank”).

(b)           Name.  The name of the Surviving Bank shall be “EagleBank.”

(c)           Articles and Bylaws.  The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Bank Subsidiary Articles and the Bylaws as in effect immediately prior to the Merger.

(d)           Directors and Executive Officers of the Surviving Bank.  The directors of the Surviving Bank immediately after the Merger shall be the directors of Bank Subsidiary immediately prior to the Merger, and David P. Summers, each of whom shall serve until his or her successor shall be duly elected and qualified.  The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Bank Subsidiary immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e)           Directors of Parent.  The directors of Parent immediately after the Merger shall be the directors of Parent immediately prior to the Merger, and David P. Summers, each of whom shall serve until his or her successor shall be duly elected and qualified.

(f)            Authorized Capital Stock.  The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Bank Subsidiary Articles immediately prior to the Merger.

(g)           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the VFIC, the VSCA, the MGCL and the MFIC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

2.02        Effective Date and Effective Time; Closing.

(a)           The closing of the Merger (the “Closing”) shall occur at the principal offices of Parent, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall, except as agreed upon in writing, be not later than the later of (i) 10 business days following the date which the parties are in receipt of the latest to occur of all requisite Regulatory Approvals, Shareholder Approval, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto; or (ii) the last day of the month in which the parties are in receipt of the latest to occur of all requisite Regulatory Approvals, Shareholder Approval, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the “Closing Date.”

(b)           The Merger shall become effective at the latest of: (i) the filing of appropriate articles of merger with the SDAT; (ii) the filing of appropriate articles of merger with the SCC; and (iii) the time set forth in the Articles of Merger (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Company Common Stock:

(a)           Bank Subsidiary Common Stock.  Each share of Bank Subsidiary Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)           (i) Company Common Stock.  Subject to the provisions of this Section 3.01(b) and Sections 3.05, 3.06 3.10 and 8.01(d)(iii), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock held by the Company or any Company Subsidiary (other than in a fiduciary capacity) or by Parent or any Parent Subsidiary (other than in a fiduciary capacity)), shall be converted into, and shall be canceled in exchange for, the right to receive:

(x)           to the extent the Parent Average Share Price is equal to or greater than $29.00 but less than or equal to $35.50, (A) $7.50 in cash and (B) a number of shares of Parent Common Stock equal to (1) $21.50 divided by (2) the Parent Average Share Price, rounded to four decimal places (by way of example and for illustrative purposes only, if the Parent Average Share Price is $33.00, the total per share Merger Consideration would amount to $29.00, consisting of $7.50 in cash and $21.50 in Parent Common Stock, i.e., 0.6515 shares ($21.50/$33.00 = 0.6515));

(y)           to the extent the Parent Average Share Price is less than $29.00, (A) $7.50 in cash and (B) a number of shares of Parent Common Stock equal to the quotient of (1) the Parent Average Share Price less $7.50, divided by (2) the Parent Average Share Price, rounded to four decimal places (by way of example and for illustrative purposes only, if the Parent Average Share Price is $27.00, the total per share Merger Consideration would amount to $27.00, consisting of $7.50 in cash and $19.50 in Parent Common Stock, i.e., 0.7222 shares ($19.50/$27.00 = 0.7222)), provided, however, that (a) to the extent (AA) Parent issues or sells any shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, other than shares of Parent Common Stock issuable upon exercise of Parent Rights outstanding on the date hereof or Parent stock options issued after the date hereof in the Ordinary Course of Business, and (BB) the Parent Average Share Price is less than $28.00, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock held by the Company or any Company Subsidiary (other than in a fiduciary capacity) or by Parent or any Parent Subsidiary (other than in a fiduciary capacity)), shall be converted into, and shall be canceled in exchange for, the right to receive (y) $7.50 in cash and (z) a number of shares of Parent Common Stock equal to the quotient of $20.50 divided by the Parent Average Share Price, rounded to four decimal places, further provided, (b) that in no case shall Parent issue pursuant to this provision a number of shares of Parent Common Stock which exceeds 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to such issuance; or

(z)           to the extent the Parent Average Share Price is greater than $35.50, (A) an amount of cash equal to the product of (a) 0.8169 and (b) the Parent Average Share Price and (c) 0.258621 and (B) 0.6056 shares of Parent Common Stock (by way of example and for illustrative purposes only, if the Parent Average Share Price is $36.00, the total per share Merger Consideration would amount to $29.41, consisting of $7.61 ($36.00 x 0.8169 x 0.258621) in cash and $21.80 ($36.00 x 0.6056) in Parent Common Stock).

(ii)           Notwithstanding any other provision of this Agreement, if at the time of the Closing, the value of Aggregate Stock Consideration is less than 45% of the Aggregate Merger Consideration, then the cash portion of the Merger Consideration shall be reduced by the amount necessary to cause the Aggregate Cash Consideration to equal 55% of the Aggregate Merger Consideration, and the Exchange Ratio shall be increased by the number of shares necessary to cause the Aggregate Stock Consideration to equal 45% of the Aggregate Merger Consideration.

3.02        [Intentionally Omitted]

3.03        Exchange Procedures.

(a)           Mailing of Transmittal Material.  The agent designated by Parent (who, if different than Parent’s then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as the exchange agent for purposes of the Merger (the “Exchange Agent”) shall, and Parent shall cause the Exchange Agent to, mail or deliver to each holder of record of Company Common Stock not later than 10 days following mailing of the Proxy Statement, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent and which shall have been approved in form by the Company) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement.  For those holders of Company Common Stock who have not surrendered a properly completed letter of transmittal and Certificate(s) or Book-Entry Shares evidencing the shares of

Company Common Stock prior to the Effective Time, the Exchange Agent shall send such holders another letter of transmittal promptly following the Closing.

(b)           Parent Deliveries.  At least one (1) Business Day prior to the Closing, for the benefit of the holders of Certificate(s) or Book-Entry Shares, (i) Parent shall deliver to the Exchange Agent certificates, or at Parent’s option, evidence of shares in book entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock as part of the Merger Consideration and (ii) Parent shall deliver, or cause Bank Subsidiary to deliver, to the Exchange Agent, the cash portion of the Merger Consideration payable pursuant to this Article III, each to be given to the holders of Company Common Stock in exchange for their Certificate(s) and Book-Entry Shares as provided in this Article III.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)           Exchange Agent Deliveries.

(i)            Upon the Closing, each holder of an outstanding Certificate(s) or Book-Entry Shares who has surrendered such Certificate(s) or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Parent Common Stock and the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate(s) or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificate(s) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)           If a holder of Company Common Stock surrenders its Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at least five (5) Business Days prior to the Closing Date, then Parent shall cause the Exchange Agent to deliver, within five (5) Business Days following the Closing Date, to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 3.01(b).  If a holder of Company Common Stock surrenders such Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) Business Days prior to the Closing Date, then Parent shall cause the Exchange Agent to promptly, but in no event later than five (5) Business Days following receipt of such Certificate(s) and/or Book-Entry Shares and properly executed letter of transmittal, deliver to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 3.01(b).

(iii)          Each outstanding Certificate or Book-Entry Share which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall,

except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock and/or the right to receive the amount of cash into which such Company Common Stock shall have been converted.  After the Effective Time, there shall be no further transfer on the records of the Company of Certificate(s) or Book-Entry Shares and, if such Certificate(s) or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and/or cash as hereinabove provided.  No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 3.02 until such Person surrenders the Certificate(s) or Book-Entry Shares representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)           Lost or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount required by the practices and policies of the Exchange Agent and/or Parent’s transfer agent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(e)           Unclaimed Merger Consideration.  Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(b) that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent.  Any shareholders of the Company who have not theretofore complied with Section 3.03(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. In the event that any former shareholder of the Company shall not have properly surrendered his or her Certificates or Book-Entry Shares representing shares of Company Common Stock within such period, the shares of Parent Common Stock that would otherwise have been issued to such shareholder may, at the option of Parent, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, and the Per Share Cash Consideration in respect of such holder’s shares of Company Common Stock, shall be held by Parent for such shareholder’s benefit in a non-interest bearing deposit account at Bank Subsidiary or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by Parent in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for Parent Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Company, without interest, upon proper surrender of his or her Certificates or Book-Entry Shares. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Shares for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Shares, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.04        Rights as Shareholders.  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III.

3.05        No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger.  Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificate(s) or Book-Entry Shares surrendered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Parent Average Share Price, rounded to the nearest whole cent (with one-half cent being rounded upward). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06        Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and any amounts dependent on the Exchange Ratio shall be adjusted accordingly; provided that an offering or sale of Parent Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Parent Common Stock.

3.07        Withholding Rights.  Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

3.08        Stock Options.  At the Effective Time, each option to acquire Company Common Stock (the “Company Stock Options”) outstanding under the Company 2006 Stock Option Plan or 2010 Long-Term Incentive Plan (each a “Company Stock Plan” and collectively, the “Company Stock Plans”) issued and outstanding at the Effective Time, shall be converted into and become options to purchase Parent Common Stock. Parent shall assume each Company Stock Option in accordance with the terms and conditions of the Company Stock Plan, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Stock Options; provided, however, that from and after the Effective Time, a Company Stock Option shall be exercisable solely for Parent Common Stock; the number of shares of Parent Common Stock which may be acquired pursuant to such Company Stock Option shall be determined by: (A) dividing the Exchange Ratio by 0.741321, rounded to four decimal places (the “Option Exchange Ratio”), provided that the Option Exchange Ratio shall not exceed 1.0000 or be less than 0.8169, and (B) multiplying the Option Exchange Ratio by the number of shares of Company Common Stock subject to such option, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Company Common Stock divided by the Option Exchange Ratio, rounded up to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code, as to each Company Stock Option which is an incentive stock option. To the extent that the foregoing assumption and adjustment shall not be consistent with the requirements of Section 424 of the Code, be impermissible under any agreement evidencing a grant under the Company Stock Plans or other agreement between the Company and an optionee regarding Company Stock Options, or otherwise be impermissible, then the Company Stock Options shall be equitably adjusted to be exercisable for such consideration or combination of forms of consideration as Parent and Company may agree.

3.09        Reservation of Shares.  Prior to the Closing, the Parent Board shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares in exchange for shares of Company Common Stock in the Merger.

3.10        Changes in Company Common Stock or Parent Common Stock.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, such as any applicable exchange ratio, shall be correspondingly adjusted to provide the holders of Company Common Stock and other securities the same economic effect as contemplated by this Agreement prior to such event.

3.11        Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01        Conduct of Business Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement, as required by applicable law, or with the prior written consent of Parent or Bank Subsidiary (not to be, in the exercise of Parent’s good faith discretion, unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company shall:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, Governmental Authorities and others having business dealings with it;

(c)           take no action which would reasonably be expected to adversely affect or materially delay (x) the receipt of any approvals of any Governmental Authorities required to consummate the transactions contemplated by this Agreement; (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or (z) the consummation of the transactions contemplated by this Agreement;

(d)           comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to the Company and the conduct of its business;

(e)           promptly following receipt, and prior to taking any action in respect thereof, advise Parent of any request to repurchase or reacquire any Company Sold Loan, or to make any payment in respect of any Company Sold Loan, or to indemnify any person in respect of an Company Sold Loan; and

(f)            cooperate fully with Parent to make Company employees available at reasonable times for training and/or transition and systems conversions planning prior to Closing, provided that such cooperation does not materially interfere with their duties with the Company.

4.02        Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable law, the Company shall not, without the prior written consent of Parent or Bank Subsidiary (not to be, in the exercise of Parent’s good faith discretion, unreasonably withheld):

(a)           other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock; or (ii) issue or grant, or extend or modify the terms of any Rights to acquire Company Common Stock;

(b)           (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends on its Series A Preferred Stock), whether payable in cash, Company stock or other property, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than repurchases of common shares in the Ordinary Course of Business to satisfy obligations under the Company’s Benefit Plans);

(c)           sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business in a transaction that, together with other such transactions, is not material to it, or enter into any new Company Contract;

(d)           acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of, or ownership interests in, any other entity; except as permitted by Section 6.07, merge into any other Person or permit any other Person to merge into it, or consolidate with any other Person; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the Ordinary Course of Business or as expressly required by this Agreement;

(e)           amend the Company Articles or the Company Bylaws;

(f)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(g)           open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

(h)           issue any new or replacement certificate for any shares of Company Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

(i)            take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

(j)            except (A) as required under applicable law or the terms of any of the Company’s Benefit Plans, (B) for the payment, immediately prior to Closing, of pro rata cash bonuses to employees of the Company based on accrual rates established based on past practice, or (C) in the Ordinary Course of Business, (i) materially increase in any manner the compensation or benefits of any of the directors, officers or employees of the Company, (ii) become a party to, establish, materially amend, commence participation in or terminate any stock option plan or other stock-based compensation plan, severance, termination, change in control, pension, retirement, profit-sharing, or other material employee benefit plan or agreement, or (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of the Company’s Benefit Plans;

(k)           notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l)            incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(m)          enter into any new line of business, or change its lending, investment, asset/liability, management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

(n)                                 adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

(o)                                 foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

(p)                                 settle any material litigation without prior notice to Parent;

(q)                                 sell or otherwise dispose of any OREO property having a carrying value of $350,000 or more without prior consultation with Parent; or

(r)                                    agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.02.

4.03                        Parent Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable law or with the prior written consent of the Company (not to be, in the exercise of the Company’s good faith discretion, unreasonably withheld), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a)                                 amend the Parent Certificate or Parent Bylaws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect the Company, the stockholders of Company or the transactions contemplated by this Agreement;

(b)                                 notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(c)                                  take any action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the ability of Parent or Bank Subsidiary to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated or to perform its covenants and agreements under this Agreement hereby; (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or( z) to consummate the transactions contemplated hereby; or

(d)                                 agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.03.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01                        Disclosure Schedules.  On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02                        [Intentionally Omitted]

5.03                        Representations and Warranties of the Company.  Subject to Section 5.01, the Company hereby represents and warrants to Parent:

(a)                                 Organization, Standing and Authority.  The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company.  The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of the Company are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and the Company has paid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the Company Articles and the Company Bylaws which have previously been made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)                                 Capital Stock.  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 6,018,801 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of Company Preferred Stock, of which 15,300 shares of Series A Preferred Stock were issued and outstanding as of the date hereof.  As of the date hereof, no shares of Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company.  The outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock or Series A Preferred Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of the Company’s Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Stock Option and the exercise or strike price per share.  Except as set forth in the preceding sentence, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment or obligation to authorize, issue or sell any Company Common Stock or Company Preferred Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote are outstanding.

(c)                                  Subsidiaries.

(i)                                     Except as set forth in Section 5.03(c)(i) of the Company’s Disclosure Schedule, the Company does not have any Subsidiaries.

(ii)                                  Except (A) as set forth in Section 5.03(c)(ii) of the Company’s Disclosure Schedule, (B) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (C) Equity Securities held in the FHLB and the Federal Reserve Bank of Richmond, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d)                                 Corporate Power.  The Company has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company’s shareholders of this Agreement.

(e)                                  Corporate Authority.  Subject to Shareholder Approval, this Agreement and the Transaction have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof and the Company Board has recommended that shareholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the Company’s shareholders at the Company Meeting required by Section 6.02.  The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Bank Subsidiary, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                   Regulatory Approvals; No Defaults.

(i)                                     Except for (A) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, (B) the filing of any other required applications, filings or notices with the FRB, the SDAT, the SCC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any Governmental Authority and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (A), the “Regulatory Approvals”), (C) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement, (D) the filing of the Articles of Merger with the

SDAT and the SCC, (E) any notices to or filings with the Small Business Administration, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, each of which are set forth in Section 5.03(f) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.  As of the date hereof, to the Knowledge of the Company, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)                                  Financial Reports; Undisclosed Liabilities; Internal Controls.

(i)                                     Each of the statements of financial condition contained in the Company Financial Statements fairly presents, or will fairly present, the financial position of the Company as of its date, and each of the statements of income, comprehensive income, changes in shareholders’ equity and cash flows in such the Company Financial Statements fairly presents, or will fairly present, the results of operations, comprehensive income, shareholders’ equity and cash flows of the Company for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the Company Financial Statements, to normal year-end adjustments.

(ii)                                  Without limitation of the foregoing, the allowances for loan losses and the mortgage repurchase reserves reflected in the statements of financial condition included in the Company Financial Statements were calculated in accordance with GAAP; the Company believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the Company’s Loan portfolio, and recourse obligations in respect of Company Sold Loans (as defined in Section 5.03(p)), and no facts have subsequently come to the Knowledge of the Company which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

(iii)                               The Company is not currently required to file periodic reports with any Governmental Authority pursuant to the Exchange Act. As of its date of filing with or furnishing to the applicable Governmental Authority, each filing made by the Company pursuant to the Exchange Act complied in all material respects with the Exchange Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which the statement was made. Each prospectus, offering circular, private placement memorandum or other securities offering document used by the Company in connection with the sale of Company Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(iv)                              Except as set forth on the audited balance sheet of the Company dated as of December 31, 2013, the Company does not have any material liability that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2013 in the Ordinary Course of Business or (B) incurred pursuant to or provided for in this Agreement.

(v)                                 Since January 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(vi)                              The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below.  The Company has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Company’s receipts and expenditures are being made only in accordance with authorizations of Company management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. Such disclosure controls and procedures are effective for the purposes for which they were established.

(vii)                           Since January 1, 2012, (A) neither the Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

(h)                                 Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against the Company and, to the Company’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened.  Neither the Company nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(i)                                     Regulatory Matters.

(i)                                     Since January 1, 2011, the Company has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations.  In connection with the most recent examination of the Company by the appropriate regulatory authorities, the Company was not required to correct or change any action, procedure or proceeding which the Company believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. As of their respective dates, such reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

(ii)                                  Neither the Company nor any of its properties is a party to or is subject to any consent order, decree, directive, written agreement, memorandum of understanding or other similar enforcement action with or a commitment letter, supervisory letter, board resolution or similar submission or application to, or extraordinary supervisory letter from, any such Governmental Authority.

(iii)                               The Company has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)                              No Governmental Authority has initiated or has to the Company’s Knowledge proposed or is considering proposing to initiate, any proceeding, enforcement action, investigation or inquiry into the business, operations, policies, practices or disclosures of the Company (other than examinations conducted by a Governmental Authority in the Ordinary Course of Business of the Company).

(v)                                 The Company is “well-capitalized” (as that term is defined in the relevant regulation of the Company’s primary federal bank regulator), and the Company’s rating under the Community Reinvestment Act of 1997 (the “CRA”) is no less than “satisfactory.”

(j)                                    Compliance With Laws.  The Company holds all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit it to own or lease its properties and assets and for the lawful conduct of its businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2009, the Company has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and has not been, to the Knowledge of the Company, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of, any applicable law rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority.

(k)                                 Material Contracts.

(i)                                     Except as set forth in Section 5.03(k)(i) of the Company’s Disclosure Schedule:

(1)                                 the Company is not a party to, and no property or assets of the Company is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $250,000 over the term of the contract or in any year (in respect of any agreement which is not a lease of real property or any amount in respect of a lease of real property), or pursuant to which the Company may originate, sell or assign Loans originated for purposes of sale (collectively “Company Contracts”);

(2)                                 each such Company Contract is valid and binding on the Company, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and in full force and effect, and the Company, and to the Knowledge of the

Company, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default;

(3)                                 no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company under any such Company Contract or provide any other party thereto with the right to accelerate performance under or terminate, such Company Contract;

(4)                                 each Company Contract, and each lease of real property reflected in Section 5.03(k)(i) to the Company Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Company Contract or lease as a result of this Agreement or the transactions contemplated hereby.

(l)                                     No Brokers.  No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee to be paid to Sandler O’Neill + Partners, L.P., which is set forth in Section 5.03(l) of the Company’s Disclosure Schedule.

(m)                             Employee Matters.

(i)                                     Section 5.03(m) of the Company’s Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings with Company pursuant to which a severance, termination, change in control or similar payment may be paid; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (each an “ERISA Affiliate”), or to which the Company or any ERISA Affiliate is party, in each case for the benefit of any employee of the Company (the “Benefit Plans”).

(ii)                                  With respect to each Benefit Plan, the Company has heretofore made available to Parent copies of each of the following documents, as relevant:  (A) a copy of the Benefit Plan and any amendments thereto; (B) a copy of the most recent annual report, actuarial report and summary plan description; (C) any trust or other funding agreement and the latest financial statements thereof; and (D) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

(iii)                               No liability under Title IV or Section 302 of ERISA has been incurred by the Company and/or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).  This representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company and/or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(iv)                              Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law.  Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified. All contributions required to be made with respect to any Benefit Plan on or prior to the Closing Date have been timely made.

(v)                                 No Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.

(vi)                              There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or to the Knowledge of the Company, threatened, with respect to any such Benefit Plans, and the Company has no Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither the Company nor to the Knowledge of the Company, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Benefit Plans in any manner which constitutes: (A) a breach of fiduciary responsibility under ERISA; (B) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (C) any other material violation of ERISA or the Code. The Company is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code..

(n)                                 Labor Matters.  The Company is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.  To the Knowledge of the Company, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of the Company.  Since January 1, 2011, there has been no actual or, to the Knowledge of the Company, threatened strikes, slowdowns or work stoppages by any employees of the Company.

(o)                                 Taxes and Tax Returns.

(i)                                     (A) The Company has timely filed (including all applicable extensions), or will file, all Tax Returns required to be filed by it on or before the Effective Time (all such Tax Returns being accurate and complete); (B) other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, or has set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by such Company Tax Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period that includes the Effective Time and ends subsequent thereto, and the Company reasonably believes that it does not have and will not have any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established; (C) except as set forth in Section 5.03(o)(i)(C) of the Company’s Disclosure Schedule, the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed; (D) no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitations, are pending or have been granted; (E) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company, and no issue has been raised with the Company by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Company’s Tax Returns, or the business or properties of the Company that has not been settled, resolved and fully satisfied; (F) no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (G)  the Company has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (I) the Company has complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

(ii)                                  The Company is not a party to or is bound by any Tax sharing, allocation or indemnification agreement.

(iii)                               There are no Liens for Taxes on any of the assets of the Company other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

(iv)                              The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time:  (A) a “closing agreement” as described in Section 7121 of the Code (or any comparable provision of law) executed prior to the Effective Time; (B) an installment sale or open transaction disposition made on or prior to the Effective Time; (C) a prepaid amount received on or prior to the Effective Time; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; or (E) change in the accounting method of the Company pursuant to Section 481 of the Code (or any comparable provision of law).

(v)                                 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (A) in the five (5) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(vi)                              The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii)                           The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii)                        The Company has not requested, received or executed with any taxing authority any ruling or binding agreement that could have a material adverse effect in any post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of the Company, or on the ability of the Company to consummate the transactions contemplated hereby.

(p)                                 Loans; Nonperforming and Classified Assets.

(i)                                     Each of the loans, including loans held for sale, made by Company (“Loans”): (A) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (C) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms, subject to no defenses (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

(ii)                                  No default (including any event or circumstance which with the passage of time, the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such Loan exists, except as reflected on the Company’s classified asset schedule as of the latest month end prior to the date of this Agreement.

(iii)                               Neither the Company nor any Company Subsidiary is a party to any oral loan or oral extension of credit.

(iv)                              No Loan held or made by the Company is secured by shares of the Company Common Stock or Parent Common Stock.

(v)                                 Section 5.3(p) of the Company Disclosure Schedule identifies each contract or agreement pursuant to which the Company originates, brokers, assigns or sells Loans originated for the purposes of sale (including Loans to be funded by a party other than the

Company or any Company Subsidiary) in the Ordinary Course of Business of the Company’s mortgage origination/brokerage business (“Company Sold Loans”).

(vi)                              There is not pending any action, suit, proceeding, demand or request by any investor, assignee or purchaser of a Company Sold Loan to repurchase or reacquire any Company Sold Loan, or purchase collateral in respect of any Company Sold Loan, or to make any payment on any Company Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the investor, assignee or purchaser (or subsequent purchaser or acquiror), and the Company has no Knowledge of any such threatened action, suit, proceeding, demand or request, nor is there any basis therefore.  To the Company’s Knowledge there has been no assertion that any Company Sold Loan was originated in violation of the representations and warranties of the Company contained or incorporated by reference in any contract or agreement pursuant to which such Company Sold Loan was sold or assigned, nor is there any basis therefore.

(q)                                 Properties.  The Company has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the balance sheet of the Company as of December 31, 2013, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the Ordinary Course of Business after such date, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the Ordinary Course of Business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of the Company as of December 31, 2013.  All real and personal property which is material to the Company’s business and leased or licensed by the Company is held pursuant to leases or licenses which are valid obligations of the Company and to the Company’s Knowledge are binding obligations of the other parties thereto, enforceable against the Company and to the Company’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles), and there is not, under any of such leases, any existing material default by the Company or any event which with notice, lapse of time or both would constitute a material default by the Company. Section 5.3(q) of the Company Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by the Company (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), and all personal property having a current book value in excess of $100,000 owned or leased by the Company.

(r)                                    Intellectual Property.

(i)                                     (A) the Company has a right to use all Company Intellectual Property (as defined below), (B) the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company as currently conducted, (C) Company Intellectual Property is valid and subsisting, and (D)  the conduct of the business of the Company does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and the Company has not received notice alleging any such violation, misappropriation or infringement.

(ii)                                  For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names and logos, together with all registrations and applications related to the foregoing; (B) patents (including any applications therefor); (C) copyrights and designs (including any registrations and applications for any of the foregoing); (D) trade secrets and other confidential proprietary information, methods and processes; and (E) rights in computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data).  For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in, and is material to, the conduct of the business of the Company.

(s)                                   Environmental Matters.  No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by the Company, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by the Company, where such violation would reasonably be expected to have a Material Adverse Effect.  The Company has not received written notice of, nor to the Knowledge of the Company has the Company received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on the Company of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and the Company is not subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

(t)                                    Insurance.  All policies of insurance maintained by the Company, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three (3) years, are set forth in Section 5.3(t) of the Company Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which the Company is engaged, and, except as would not cause a Material Adverse Effect, or on the ability of the Company to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which the Company is a party. The Company is in compliance with its insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect.  Except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(u)                                 Transactions With Affiliates.  All “covered transactions” between the Company and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(v)                                 Derivative Instruments.  The Company is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Company, or for the account of one or more of its customers.

(w)                               Tax Treatment.  The Company has not taken or agreed to take any action, and does not have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(x)                                 Anti-Takeover Provisions.  The Company has taken all required actions to exempt it, Parent, Bank Subsidiary, this Agreement, the Merger and the transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations (“Takeover Laws”).

(y)                                 Proxy Statement, Etc.  None of the information supplied or to be supplied by, and relating to the Company for inclusion, or included, in (i) the Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act of 1933, as amended, or the Exchange Act filed by Parent prior to the Effective Time which requires inclusion of information regarding the Company, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(z)                                  Required Vote.  The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement and the Transaction on behalf of the Company.  No other vote of the shareholders of the Company is required by the VSCA, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transaction.

(aa)                          Fairness Opinion.  The Company Board has received the opinion of Sandler O’Neill + Partners, L.P., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

(bb)                          No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.03, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Bank Subsidiary in connection with the transactions contemplated hereunder.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Bank Subsidiary or any other Person resulting from the distribution to Parent or Bank Subsidiary, or Parent’s or Bank Subsidiary’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Bank Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.03.  The Company acknowledges that neither Parent nor Bank Subsidiary makes any representations or warranties except for the representations and warranties contained in Section 5.04.

5.04                        Representations and Warranties of Parent and Bank Subsidiary.  Subject to Section 5.01, Parent and Bank Subsidiary hereby represent and warrant to the Company as follows:

(a)                                 Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Parent.  Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Parent Certificate and Parent Bylaws that have been made available to the Company and publicly filed with the SEC are complete and correct copies of such documents as in effect on the date of this Agreement.

(b)                                 Parent Capital Stock.

(i)                                     As of the date hereof, the authorized capital stock of Parent consists solely of 50,000,000 shares of Parent Common Stock, of which 25,980,553 shares were issued and outstanding as of the close of business on May 31, 2014, and 1,000,000 shares of Parent Preferred Stock, of which 56,600 shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock or Parent Preferred Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock, Parent Preferred Stock or Rights, except for shares issuable by virtue of this Agreement, as set forth in the Parent Securities Documents and pursuant to the Parent’s equity compensation plans described therein.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Parent may vote are outstanding.

(ii)                                  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)                                  Bank Subsidiary.

(i)                                     Bank Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Bank Subsidiary is duly licensed by the Maryland Department of Financial Regulation and has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of Bank Subsidiary are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Bank Subsidiary has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Bank Subsidiary Articles and Bank Subsidiary Bylaws that have been made available to the Company are complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)                                  (A) Parent owns, directly or indirectly, all the issued and outstanding Equity Securities of Bank Subsidiary, (B) no Equity Securities of Bank Subsidiary are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Bank Subsidiary is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.

(iii)                               Other than Bank Subsidiary and except as set forth on Exhibit 21 to Parent’s most recently filed Securities Document, Parent does not have any Subsidiaries.

(d)                                 Corporate Power.  Each of Parent and Bank Subsidiary has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets.  Each of Parent and Bank Subsidiary has the corporate power and corporate authority to execute, deliver and perform its respective obligations under this Agreement, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)                                  Corporate Authority.  This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Bank Subsidiary and the Bank Subsidiary Board and will be authorized by all necessary corporate action of the sole shareholder of Bank Subsidiary.  This Agreement has been duly executed and delivered by Parent and Bank Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and Bank Subsidiary enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                   Regulatory Approvals; No Defaults.

(i)                                     Except for (A) the Regulatory Approvals, (B) the filing with the SEC of a Registration Statement to register the shares of Parent Common Stock to be issued as Merger Consideration to the shareholders of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (C) approval of the listing of such Parent Common Stock on NASDAQ , (D) the filing of the Articles of Merger with the SCC and the SDAT, and (E) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Parent and Bank Subsidiary of the Merger and the other transactions contemplated by this Agreement.  As of the date hereof, to the Knowledge of Parent and Bank Subsidiary, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent and Bank Subsidiary and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)                                  Financial Reports and Securities Documents; Material Adverse Effect.

(i)                                     Parent’s Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated income, changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated statements of operations, consolidated income, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated statements that are part of the Securities Documents, to normal year-end adjustments.

(ii)                                  Except as set forth on the audited consolidated balance sheet of Parent dated as of December 31, 2013, neither Parent nor its Subsidiaries has any material liability that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2013 in the Ordinary Course of Business or (B) incurred pursuant to or provided for in this Agreement.  The issuance by Parent of debt instruments which are intended to qualify as regulatory capital subsequent to the date hereof shall not constitute a basis for a determination that this representation is not true and correct.

(iii)                               Since January 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv)                              The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.04(g)(iv). Parent has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Parent’s assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s receipts and expenditures are being made only in accordance with authorizations of Parent’s management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP. Parent has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Parent’s internal control over financial reporting.  Parent and its Subsidiaries (A) have implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and

(B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. Such disclosure controls and procedures are effective for the purposes for which they were established.

(v)                                 Since January 1, 2012, (A) neither Parent nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors, employees or agents to Parent Board or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

(h)                                 No Brokers.  No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by Parent to Houlihan Lokey Capital, Inc.

(i)                                     Regulatory Matters.

(i)                                     Since January 1, 2011, Parent and each of its Subsidiaries has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations.  In connection with the most recent examination of Parent and each of its Subsidiaries by the appropriate regulatory authorities, neither Parent nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Parent believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Parent. As of their respective dates, such reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

(ii)                                  Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any consent, order, decree, directive, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution or other similar enforcement action with any Governmental Authority.

(iii)                               Neither Parent nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)                              No Governmental Authority has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to Parent’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of Parent or any of its Subsidiaries (other than examinations conducted by a Governmental Authority in the Ordinary Course of Business of Parent or the applicable Subsidiary).

(v)                                 As of December 31, 2013, Parent and each insured depository Subsidiary of Parent is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the CRA is no less than “satisfactory.”

(vi)                              As of the Effective Time Parent shall have sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration.

(j)                                    Compliance With Laws.  Parent and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith).  Since January 1, 2011, Parent and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of Parent or Bank Subsidiary, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of any applicable law rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority.

(k)                                 Material Contracts.

(i)                                     Neither Parent nor its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Parent’s Securities Documents filed prior to the date hereof.  Each contract, arrangement, commitment or understanding of the type described in this Section 5.04(l) is referred to herein as a “Parent Contract.”

(ii)                                  (A) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect, (B) each of Parent and its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Parent Contract and (C) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any Subsidiary under any such Parent Contract or provide any other party thereto with the right to terminate such Parent Contract.

(l)                                     Labor Matters.  Neither Parent nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.  To the Knowledge of Parent or Bank Subsidiary, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of Parent or its Subsidiaries.  Since January 1, 2011, there has been no actual or, to the Knowledge of Parent or Bank Subsidiary, threatened strikes, slowdowns or work stoppages by any employees of Parent or its Subsidiaries.

(m)                             Taxes and Tax Returns.

(i)                                     (A) Each of Parent and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by each of them and all such Tax Returns are accurate and complete in all material respects; (B) each of Parent and its Subsidiaries has paid all Taxes required to be paid by them other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (C) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company; (D) neither Parent nor any of its Subsidiaries has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (E) Parent and its Subsidiaries have materially complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

(ii)                                  Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement.

(iii)                               There are no Liens for Taxes on any of the assets of Parent or its Subsidiaries other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

(iv)                              Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (A) in the two (2) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n)           Loans; Nonperforming and Classified Assets. Each of the Loans, including Loans held for sale, of Parent and Bank Subsidiary: (1) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (2) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (3) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms, subject to no defenses (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

(o)           No Defaults.  No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such Loan exists, except as reflected on Parents or Bank’s Subsidiary’s classified asset schedule as of the latest month end prior to the date of this Agreement.

(p)           Properties.  Parent and each of its Subsidiaries has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Parent as of December 31, 2013, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the Ordinary Course of Business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the Ordinary Course of Business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Parent as of December 31, 2013.  All real and personal property which is material to the Parent’s and its Subsidiaries’ respective businesses and leased or licensed by Parent or its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent and Bank Subsidiary, are valid and binding obligations of the other parties thereto, enforceable against Parent and each of its Subsidiaries, and to the Knowledge of Parent and Bank Subsidiary, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).

(q)           Intellectual Property.

(i)            (A) To the Knowledge of Parent and Bank Subsidiary, Parent and each of its Subsidiaries has a right to use all Parent Intellectual Property (as defined below), (B) to the Knowledge of Parent and Bank Subsidiary, Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the respective businesses of Parent and its Subsidiaries as currently conducted, (C) Parent Intellectual Property owned by Parent or its Subsidiaries, and to the Knowledge of Parent and Bank Subsidiary, all other Parent Intellectual Property, is valid and subsisting, and (D) to the Knowledge of Parent and Bank Subsidiary, the conduct of the respective businesses of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither Parent nor its Subsidiaries has received notice alleging any such violation, misappropriation or infringement.  For purposes of this Agreement, the term “Parent Intellectual Property” means the Intellectual Property used in, and is material to, the conduct of the respective businesses of Parent and each of its Subsidiaries.

(r)            Insurance.  Parent and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Parent and Bank Subsidiary reasonably has determined to be prudent and consistent with industry practice. Each of Parent and its Subsidiaries is in compliance with its respective insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect.  Except for policies insuring against potential liabilities of officers, directors and employees of Parent or its Subsidiaries, Parent and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(s)            Transactions With Affiliates.  All “covered transactions” between Bank Subsidiary and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(t)            Ownership of Company Common Stock.  None of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(u)           Tax Treatment.  Each of Parent and Bank Subsidiary has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(v)           Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to Parent or Bank Subsidiary for inclusion, or included, in (i) the Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act of 1933, as amended, or the Exchange Act filed by Parent prior to the Effective Time, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Parent or Bank Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(w)          No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.04, none of Parent, Bank Subsidiary or any other Person on behalf of them makes any other express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the

Company in connection with the transactions contemplated hereunder.  None of Parent, Bank Subsidiary or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.04.  Each of Parent and Bank Subsidiary acknowledges that the Company does not make any representations or warranties except for the representations and warranties contained in Section 5.03.

ARTICLE VI

COVENANTS

6.01        Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the Company, Parent and Bank Subsidiary agrees to use its reasonable best efforts in good faith, and in the case of Parent, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction.  Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals or other third party consents as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, and (iv) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

6.02        Shareholder Approval.  As reasonably practicable after the Registration Statement becomes effective, the Company shall establish a record date for, give notice of and hold a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “Company Meeting”).  Subject to Section 6.07, the Company shall, (i) through the Company Board, recommend to its Shareholders the approval of this Agreement (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Registration Statement and (iii) subject to the fiduciary duties of the Company Board, use reasonable best efforts to obtain from its shareholders a vote approving this Agreement (“Shareholder Approval”).

6.03        Registration Statement.

(a)           Subject to the timely receipt of information regarding Company required to be included therein, and of comments, consents, exhibits or other documents to be provided by Company and its advisors or representatives, Parent agrees to promptly prepare and file with the

SEC within fifty (50) days of the date of this Agreement a registration statement on Form S-4 or other applicable form (the “Registration Statement”) in connection with the issuance of the shares of Parent Common Stock to the Company shareholders as part of the Merger Consideration in the Merger (including the proxy statement for the Company Meeting and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents).  The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders and the Company’s business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Registration Statement, which information may be based on its knowledge of and access to the information required for said documents and advice of counsel with respect to SEC disclosure obligations. Parent shall provide the Company and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Registration Statement a reasonable time prior to its filing and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement a reasonable time prior to filing or submission to the SEC.  Parent shall consider in good faith all comments from the Company and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about the Company or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the Company, which approval shall not be unreasonably withheld, delayed or conditioned.  The Company agrees to cooperate fully with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement.  Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement to all of its shareholders with the expenses allocated in accordance with Section 8.03(a) hereof.

(b)           Each of the Company, Parent and Bank Subsidiary agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of the Company, Parent and Bank Subsidiary further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)           Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information or of any other correspondence from the SEC in connection with the Registration Statement that relates to the Company or the Transaction.  Parent agrees to promptly provide to the Company copies of correspondence between Parent (or any of its representatives and advisors on Parent’s behalf), on the one hand, and the SEC, on the other hand as to relates to the Registration Statement or the Transaction.

6.04        Regulatory Filings.

(a)           Each of Parent, Bank Subsidiary and the Company shall cooperate and use their respective reasonable best efforts to prepare, submit, file, update and publish (as applicable) all applications, notifications, reports or other documentation to obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and, in any event, subject to the timely receipt of information regarding Company required to be included therein, and of comments, consents, exhibits or other documents to be provided by Company and its advisors or representatives, Parent shall file any application, notice, report or document with Governmental Authorities that are necessary to obtain Regulatory Approval or otherwise required in connection with the transactions contemplated hereby within forty (40) days of the date of this Agreement.  Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with and keep fully informed the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties fully informed of the status of developments relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority.  Each party agrees that it will use reasonable best efforts to give the other party reasonable advance notice of, and whenever appropriate, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Authority concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Authority.  The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

(b)           Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

(c)           Until the filing of any application, notice, report or document with Governmental Authorities that are necessary to obtain Regulatory Approval, neither Parent, nor any of its Subsidiaries, will file or apply for any permits, consents, approvals or authorizations of any Governmental Authorities necessary to consummate a merger with, or other acquisition of, any Person other than the Company, except for any filings that may be necessary in connection with the Merger.

6.05        Press Releases.  The Company, Parent and Bank Subsidiary shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, except that the parties may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.  The Company, Parent and Bank Subsidiary shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06        Access; Information.

(a)           Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the books, records, properties and contracts of the Company and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking or securities laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, provided, however, that Parent and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law, rule (including with respect to confidential supervisory information), regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)           All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreement, dated as of April 9, 2014 between Parent and the Company (the “Confidentiality Agreement”).

6.07        Acquisition Proposals.

(a)           The Company agrees that it shall immediately cease, and shall cause its directors, officers, employees, advisors and agents (collectively, “Representatives”) to, immediately cease all existing discussions or negotiations with any person (other than Parent and its Affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.  Except as expressly permitted in this Section 6.07, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and its Representatives shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except to notify such person of the existence of the provisions of this Section 6.07) or negotiations regarding any Acquisition Proposal, (iii) furnish to any person any information concerning the Company, or any access to the properties, books and records of the Company in connection with any Acquisition Proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in this Section 6.07, if at any time after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives, receives a written Acquisition Proposal, the Company, the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access to (so long as all such information and access has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information is made available to such person), any person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on such advice and information provided in such consultations that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Company Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to violate its fiduciary duties to the shareholders of the Company under applicable law; provided that prior to furnishing any material nonpublic information, the Company shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement is on Parent, which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 6.07.  The Company will promptly, and in any event within 24 hours (x) notify Parent in writing of the receipt of such Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Parent. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

(c)           Except as expressly permitted by this Section 6.07, neither the Company nor the Company Board shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, securities purchase agreement, share exchange agreement, or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.07(b) pursuant to and in accordance with the limitations set forth therein).

(d)           Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board may make a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(d)(ii), if (1) the Company Board receives a written Acquisition Proposal from any person that is not withdrawn and (2) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

(i)            the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be violate its fiduciary duties to the shareholders of the Company under applicable law; and

(ii)           with respect to a Superior Proposal:

(1)           the Company provides Parent prior written notice at least five (5) business days prior to taking such action, which notice shall state that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.01(d)(ii), as applicable, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

(2)           during such five (5) business day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the shareholders of the Company so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

(3)           at the end of such five (5) business day period (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Bank Subsidiary after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

It is understood that and agreed that any amendment to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new five (5) business day response period for Parent.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such disclosure would reasonably be expected to be a violation of applicable law or (iii) informing any person of the existence of the provisions contained in this Section 6.07; it being understood that a “stop, look and listen” communication to the shareholders of the Company contemplated by Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Change of Recommendation.

(f)            As used in this Agreement, “Acquisition Proposal” shall mean any written proposal or offer from any person (other than Parent, Bank Subsidiary and any Affiliates thereof) received by Company without violation of Section 6.07(a) by the Company or its representatives, relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (A) any assets or businesses of the Company that constitute 25% or more of the Company’s consolidated assets or (B) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

(g)           As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

6.08        Exchange Listing.  Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, as of the Effective Date, on NASDAQ the shares of Parent Common Stock to be issued to the Company shareholders as part of the Merger Consideration in connection with the Merger.

6.09        Indemnification.

(a)           Each of Parent and the Surviving Bank agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any persons who are or were serving at the request of the Company as a director, officer, trustee, fiduciary, employee or agent of another entity (including any employee benefit plan) (collectively, the “Indemnified Parties”), as provided in the Company Articles or Company Bylaws or other indemnification agreements in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in a manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring prior to the Effective Time.

(b)           From and after the Effective Time, and through the sixth anniversary of the Effective Time, each of Parent and the Surviving Bank agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and Parent and the Surviving Bank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(c)           Parent shall provide for a period of six (6) years from the Effective Time directors’ and officers’ liability insurance and fiduciary insurance to reimburse the present and former officers and directors of the Company covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions (including with respect to coverage) no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”) and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time.  In lieu of the foregoing, Parent, or the Company in consultation with Parent for an aggregate price of no more than 300% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in the preceding sentence.  From and after the Effective Time, neither Parent, the Surviving Bank nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.05(c), whether in respect of claims arising before or after the Effective Time.

(d)           The obligations of Parent and the Surviving Bank under this Section 6.09 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.09, to whom this Section 6.09 applies without the consent of the affected Indemnified Person or such other person, as the case may be.  If Parent or the Surviving Bank or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Bank, as the case may be, shall assume all of the obligations set forth in this Section 6.09.

(e)           The provisions of this Section 6.09 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other person entitled to the benefit of this Section 6.09, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.10        Employee Matters.

(a)           Parent shall, and shall cause the Surviving Bank to, give those individuals who are employed by the Company immediately prior to the Closing and who continue to be employed by Parent or Bank Subsidiary following the Effective Time (other than on a temporary or a transition basis of less than six months) (each such employee, a “Covered Employee”) full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee’s service with the Company to the same extent recognized by the Company immediately prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits for the same period of service.

(b)           Parent shall use its reasonable efforts to cause medical, dental or other health or benefit plans to: (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii)  provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date. In the case of any such benefit plan under which benefits are provided through insurance, Parent’s agreement to credit prior service is subject to the consent of the applicable insurer, which Parent shall use reasonable efforts to obtain.

(c)           For a period of six months following the Closing Date, Parent shall, and shall cause the Surviving Bank to, provide to Covered Employees base compensation and incentive compensation opportunities no less favorable than those provided to such Covered Employees by the Company immediately prior to the Closing Date and (ii) without limiting subsection (i), benefits that are not materially less favorable in the aggregate than the benefits provided by the Company to such Covered Employees pursuant to the Company Benefit Plans immediately prior to the Effective Time. Covered Employees will be eligible to participate in Parent’s employee benefit plans on the same basis as similarly situated Parent employees and will receive credit for prior years of service in determining eligibility and vesting (but not benefit accruals). Nothing contained herein shall create or be deemed to create, directly or indirectly, any legal or equitable right of any Covered Employee to continue service with the Parent or any Parent Subsidiary, and it shall not be deemed to interfere in any way with Parent’s or any Parent Subsidiary’s right to terminate, or otherwise modify, a Covered Employee’s employment at any time.

(d)           Without limiting Section 6.10(c), Parent agrees that each Covered Employee (other than any Covered Employee who is subject to an employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings with Company pursuant to which a severance, termination, change in control or similar payment will be or has been paid in connection with such Covered Employee’s termination),who is involuntarily terminated by Parent or any of its Subsidiaries (other than for cause) on or within nine months of the Effective Date, shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company (with proportional credit for partial years of service) with a minimum payment equal to four weeks of base pay.

(e)           Without limiting Section 6.10(c), Parent shall, and shall cause the Surviving Bank to, provide to employees of the Company whose employment is terminated on or within nine months of the Effective Date under circumstances entitling the employee to severance benefits under paragraph (d) of this Section 6.10 or under any applicable employment or severance agreement then in effect, reasonable assistance in obtaining a new position for a period of four months from the date of termination.

(f)            Parent shall, or shall cause the Surviving Bank to, assume and honor the obligations of the Company under all employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, all of which have been identified in Section 5.03(m) of the Company Disclosure Letter, in accordance with their terms.  Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Benefit Plans.  Parent shall, or shall cause the Surviving Bank, after consummation of the Merger to, pay all amounts provided under such Company Benefit Plans and agreements as a result of a change in control of the Company, in accordance with their respective terms and to the extent required thereby, and to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans or agreements which become effective as a result of such change in control.

(g)           This Section 6.10 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.10.

6.11        Prohibited Purchases or Sales.  Neither Parent, any Parent Subsidiary, the Company nor any Company Subsidiary, nor any director of any of the foregoing, shall purchase or sell on the NASDAQ, or submit a bid to purchase or an offer to sell on the NASDAQ, directly or indirectly, any shares of Parent Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Parent Common Stock during the Parent Price Determination Period; provided that the foregoing restriction shall not be applicable to (i) purchases or sales of Parent Stock held by Parent or any Subsidiary of Parent in trust, managed, custodial or nominee accounts and the like, or held by mutual funds, (ii) shares acquired in respect of debts previously contracted, (iii) purchases or sales of Parent Stock to satisfy tax withholding obligations or for purposes of paying the exercise price in respect of grants, exercises or vesting of equity based compensation.

6.12        Disclosure.  The Company Disclosure Schedule and the Parent Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered as Previously Disclosed in determining whether any representation or warranty is true or correct.

6.13        Notification of Certain Matters.  Each of the Company, Parent and Bank Subsidiary shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)           Shareholder Approval.  This Agreement shall have been approved by the holders of outstanding shares of Company Common Stock.

(b)           Regulatory Approvals.  All Regulatory Approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)           Listing.  The shares of Parent Common Stock to be issued to the Company shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ.

(f)            Tax Opinion.  Each of Parent and the Company shall have received the written opinion of Miles & Stockbridge, P.C., in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

7.02        Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)           Representations and Warranties.  Each representation and warranty of Parent and Banking Subsidiary in Section 5.04 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality or Material Adverse Effect standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)           Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)           Delivery of Merger Consideration.  Parent shall have delivered, or caused to be delivered, to the Exchange Agent, certificates, or at Parent’s option, evidence of shares in book-entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to Article III, and the Company shall have received evidence of the same from Parent.

(d)           No Material Adverse Effect. There shall not have been, since the date hereof, any Material Adverse Effect on the business, operation, assets, liabilities, financial condition, or results of operations of Parent on a consolidated basis.

(e)           Other Actions.  Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

7.03        Conditions to Obligation of Parent.  The obligation of Parent and Bank Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent and Bank Subsidiary prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)           Representations and Warranties.  Each representation and warranty of the Company in Section 5.03 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality or Material Adverse Effect standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)           No Material Adverse Effect.  There shall not have been, since the date hereof, any Material Adverse Effect on the business, operation, assets, liabilities, financial condition, or results of operations of the Company.

(d)           Regulatory Approvals.  Parent and Bank Subsidiary shall have received approval of the Merger contemplated by this Agreement from all Governmental Authorities whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the good faith reasonable judgment of Parent, would have a Material Adverse Effect on the value of the Merger to Parent and Bank Subsidiary (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired. Not in limitation of the foregoing, neither Parent nor Bank Subsidiary shall, as a condition to the approval or consummation of the Merger, be required to enter into, approve, adopt, agree, consent or subject itself to any order, decree, written agreement, memorandum of understanding, minimum individual capital requirement, or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter or action of any kind whatsoever, by or with Governmental Authority.

(e)           Support Agreement. Each of the directors of Company in office as of the date of execution of this Agreement, shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit A.

(f)            Non-compete/Non-solicit/Non-disparagement Agreements. Each of the directors of Company shall have, concurrently with the execution of this Agreement, entered into a Non-compete/Non-solicit/Non-disparagement Agreement (the “Noncompetition Agreement”) in substantially the form attached hereto as Exhibit B.

(g)           Brokers and Finders Fees. The Company shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 5.03(l) hereof.

(h)           Third Party Consents and Agreements. The Company shall have obtained all third party consents under any material agreement, contract, note, license, permit or other document by which the Company is bound or to which any of its properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a Material Adverse Effect.  Not in limitation of the foregoing, the Company shall have obtained the consent of the landlord under each real property lease described in Section 5.02(k) of the Company Disclosure Schedule to the succession of Parent or Bank Subsidiary, as the case may be, thereunder, to the extent required by the terms of such lease.

(i)            Other Actions.  The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.01        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Shareholder Approval:

(a)           by mutual consent of the Company, Parent and Bank Subsidiary in a written instrument authorized by the Boards of Directors of the Company, Parent and Bank Subsidiary;

(b)           by either the Company or Parent and Bank Subsidiary, if (i) any Governmental Authority that must grant a requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(c)           by either the Company or Parent and Subsidiary, if (i) the Merger shall not have been consummated on or before March 31, 2015 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the Company Meeting (including any adjournment or postponements thereof) shall have concluded and the Shareholder Approval shall not have been obtained;

(d)           by the Company:

(i)            if Parent or Bank Subsidiary shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 and (B) is incapable of being cured (or is not cured) by Parent or Bank Subsidiary, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(ii)           in order to enter into a definitive agreement with respect to a transaction that the Company Board has determined constitutes a Superior Proposal, if prior to the receipt of Shareholder Approval contemplated by this Agreement (A) the Company complies with the procedures set forth in Section 6.07(d) with respect to such Superior Proposal and (B) the Company pays to Parent the amount specified and within the time period specified in Section 8.03;

(iii)          at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(1)           The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Parent Ratio”) shall be less than 0.80; and

(2)           the Parent Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Initial Index Price (each as defined below) and subtracting 0.20 from the quotient in this clause (2)(y) (such number in this clause (2)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Company elects to exercise its termination right pursuant to this Section 8.01(d)(iii), it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common

Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(d)(iii) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

(3)           For purposes of this Section 8.01(d)(iii), the following terms shall have the meanings indicated:

i)              Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ for the 10 consecutive trading days immediately preceding the Determination Date.

ii)             “Determination Date” means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

iii)            “Final Index Price” shall mean the average of the Index Prices for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

iv)           “Index Group” shall mean the NASDAQ Bank Index (IXBK).

v)            “Initial Index Price” shall mean 2,587.06.

vi)           “Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

vii)          “Starting Price” shall mean $32.92.

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 11.1(d)(iii).

(iv)          if Parent is prohibited from issuing more than 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to such issuance pursuant to Section 3.01(b)(i)(y)(b).

(e)           by Parent, if:

(i)            the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03 and (B) is incapable of being cured (or is not cured) by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(ii)           the Company Board (A) effects a Change of Recommendation or (B) fails to include the Company Board Recommendation in the Proxy Statement;

(iii)          Shareholder Approval is not obtained at the Company Meeting if the Company or its representatives shall have breached the provisions of Section 6.07(a) and or Section 6.07(d) and the Company shall subsequent to such breach but prior to the Shareholder Meeting have received an Acquisition Proposal, or which but for such breach would have been an Acquisition Proposal; or

(iv)          communications and discussions with respect to an Acquisition Proposal permitted under Section 6.07(b) shall have extended until the earlier of: (i) 45 days from the date on which the Company provided notice of such Acquisition Proposal to Parent; and (ii) the day which is the day immediately prior to the date set forth in Section 8.1(c)(1) (the “Communications End Date”), and the Company shall not have (x) rejected such Acquisition Proposal, and (y) advised Parent orally and in writing of such rejection, by noon on the Communications End Date.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.05, specifying the provision or provisions hereof pursuant to which such termination is effected.  Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

8.02        Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.05, 6.06(b), 8.02, 8.03, 9.03, 9.04, 9.05, 9.06, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.03        Fees and Expenses.

(a)           Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)           In the event that this Agreement is terminated:

(i)            by the Company pursuant to Section 8.01(d)(ii);

(ii)           by Parent pursuant to Section 8.01(e)(ii), Section 8.01(e)(iii) or Section 8.01(e)(iv); or

(iii)          (A) by (1) Parent or the Company pursuant to Section 8.01(c)(ii) or Section 8.01(c)(i) (in the case of Section 8.01(c)(i), only if at such time the Company has failed to hold the Company Meeting and Parent is not in breach of its obligations under Section 6.04) or (2) Parent pursuant to Section 8.01(e)(i), and (B) a bona fide Acquisition Proposal (or a bona fide proposal which would be an Acquisition Proposal but for any breach of the provisions of Section 6.07(a)) shall have been publicly disclosed and not withdrawn prior to the Company Meeting (in the case of termination pursuant to Section 8.01(c)(ii)), prior to the termination date (in the case of termination pursuant to Section 8.01(c)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 8.01(e)(i)), and (C) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Acquisition Proposal(or a bona fide proposal which would be an Acquisition Proposal but for any breach of the provisions of Section 6.07(a)), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $7.25 million (the “Termination Fee”) (x) at the time of such termination, in the case of a termination described in clause (b)(i) above, (y) not later than two (2) business days following such termination, in the case of a termination described in clause (b)(ii) above, or (z) at the time of entry into the agreement related to the transaction contemplated by the Acquisition Proposal described in clause (b)(iii)(C) above.  For the purposes of clause (b)(iii) above, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.07(f) except that the references to “25%” in the definition of “Acquisition Proposal” in Section 6.07(f) of this Agreement shall be deemed to be references to “50%.”  In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)           The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.03(b) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement on the bases specified in such section.  In the event that the Company fails to pay when due any amounts payable under this Section 8.03, then (1) the Company shall reimburse Parent and Bank Subsidiary for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 4%.

ARTICLE IX

MISCELLANEOUS

9.01        Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, except as provided for in Section 8.02).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02        Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto, expressly stating an intention to waive a provision, or to amend or modify this Agreement, executed in the same manner as this Agreement, except that after the approval of this Agreement by the Company shareholders at the Company Meeting, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.  For purposes of clarification, an amendment of the date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of the Company, the approval of the principal terms of this Agreement by the Company shareholders will be deemed to have granted the Company the authority to amend such date without such further approval.

9.03        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04        Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth.

9.05        Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) on the date given if delivered personally prior to 5:00 PM on a business day; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Facsimile or email transmission of notices may be sent as courtesy or informational copies, but shall not constitute the giving of notice.

If to the Parent or Bank Subsidiary to:

Ronald D. Paul

Chairman, President and Chief Executive Officer

Eagle Bancorp, Inc.

7830 Old Georgetown Road, Third Floor

Bethesda, MD 20814

Email: rpaul@eaglebankcorp.com

FAX: 301-986-8529

With a copy to:

Noel M. Gruber, Esquire

BuckleySandler LLP

1250 24th Street, NW, Suite 700

Washington D.C. 20037

Email: ngruber@buckleysandler.com

Fax: 202-349-8080

If to the Company to:

David Summers

Chairman and Chief Executive Officer

Virginia Heritage Bank

8245 Boone Boulevard

Suite 820

Tysons Corner, VA 22182

Email:  dsummers@virginiaheritagebank.com

Fax: 703-277-2201

With a copy to:

Kevin Houlihan, Esquire

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C.  20006

Email:  kevin.houlihan@hklaw.com

Fax:  202-469-5269

9.06        Entire Understanding; Limited Third Party Beneficiaries.  This Agreement, the Support Agreements, the Noncompetition Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support Agreements the Noncompetition Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.07        Severability.  Except to the extent that application of this Section 9.07 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.08        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.09        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.10        Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11        Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to the Company’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Name:	Ronald D. Paul
Title:	President and Chief Executive Officer

EAGLEBANK

By:	/s/ Ronald D. Paul
Name:	Ronald D. Paul
Title:	Chief Executive Officer

VIRGINIA HERITAGE BANK

By:	/s/ David P. Summers
Name:	David P. Summers
Title:	Chairman and Chief Executive Officer

[Signature page to Agreement and Plan of Reorganization]

Exhibit A

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), is made as of this ninth day of June, 2014, between Eagle Bancorp, Inc., a Maryland corporation (“Eagle”), and the shareholder of Virginia Heritage Bank, a Virginia banking corporation (the “Company”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of the Company (the “Shareholder”).

WHEREAS, Eagle, EagleBank and the Company have entered into an Agreement and Plan of Reorganization, of even date herewith (the “Merger Agreement”), pursuant to which the Company will be merged with and into EagleBank, and each share of the Company Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement; and

WHEREAS, the Shareholder owns, or has or shares the right to vote or direct the voting of, the number of shares of the Company Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns, or has or shares the power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of the Company Stock Options issued and outstanding pursuant to the Company Stock Option Plan, the number of shares of the Company Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for Eagle and EagleBank to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.             Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows:  That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or has or shares, and will have or share the right to vote or direct the voting of all of the Covered Shares, and has or shares, or will have or share the power to dispose of or direct the disposition of all of Covered Shares. Shareholder has, and through the Effective Time will continue to have or share, the right and power to vote and/or dispose of, or to direct the voting or disposition of all of the Covered Shares. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

2.             Covenants of Shareholder.  (a) Shareholder agrees that he/she shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) Eagle is in

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material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement that would give the Company the right not to consummate the Merger; or (ii) in accordance with Section 6.07 of the Merger Agreement, the Board of Directors of the Company has provided a Change of Recommendation in connection with a Superior Proposal.

(b)  Shareholder agrees that until the termination of this Agreement as provided in Section 2(d), that he/she shall not, without the prior written consent of Eagle, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in (after the date hereof) or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire the Company Common Stock issued and outstanding pursuant to the Company Stock Plans. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(c)  Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of the Company Common Stock, or any officer, employee or director of the Company to, solicit from any third party any inquiries or proposals relating to the disposition of the Company’s business or assets, or the acquisition of the Company’s voting securities, or the merger of the Company with any person other than Eagle, EagleBank or any Eagle Subsidiary, or except as provided in Section 6.07 of the Merger Agreement, provide any such person with information, assistance or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d)  This Agreement shall terminate upon the earlier to occur of: (i) the termination of the Merger Agreement by any of the parties thereto in accordance with its terms; or (ii) the Effective Time of the Merger.

3.             Additional Shares and Options.  Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all Covered Shares and all such shares of the Company Common Stock which Shareholder may hereafter acquire, and all Company Stock Options which Shareholder may currently own or hereafter acquire.

4.             No Exercise. Shareholder agrees that he/she shall not, without the prior written consent of the Company, exercise any Company Stock Option prior to the Effective Time, except for the exercise of the Company Stock Options that by their terms will expire if not exercised and in such case any shares of the Company Common Stock received upon such exercise shall be subject to the terms of this Agreement.

5.             Prohibited Purchases or Sales.  The undersigned acknowledges that under Section 6.11 of the Merger Agreement, the Company, its subsidiaries and directors may not purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of Eagle Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Eagle Common Stock during the 20 trading days ending on and including the fifth trading day prior to the Closing Date The undersigned agrees that he/she shall comply with such prohibition.

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6.             Governing Law.  This Agreement shall be governed in all respects by the law of the State of Maryland, without regard to the conflict of laws principles thereof.

7.             Specific Performance.  Shareholder acknowledges and agrees that the failure of Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to Eagle, for which there may be no adequate remedy at law.  Eagle shall be entitled, in addition to any other remedies or rights which it may have, to specific performance of this Agreement, without the posting of any bond, if Shareholder shall fail or refuse to perform his/her obligations hereunder.

8.             Assignment; Successors.  This Agreement may not be assigned by Shareholder without the prior written consent of Eagle.  The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

9.             Scope of Agreement.  The parties hereto acknowledge and agree that this Agreement shall not confer upon Eagle any right or ability to acquire the shares of Company Common Stock other than in connection with the Merger and pursuant to the Registration Statement contemplated by the Merger Agreement.  The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his/her capacity as a director or officer of the Company, but only in his/her capacity as a holder of shares of Company Common Stock or Company Stock Options.

10.          Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction

11.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.          Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.          Defined Terms.  Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

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14.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EAGLE BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Shares as to which Shareholder has shared:

Voting Power:

Dispositive Power:

Options held by Shareholder:

[Signature page to Support Agreement]

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Exhibit B

NON-COMPETITION, NON-SOLICITATION & NON-DISPARAGEMENT AGREEMENT

This Non-competition, Non-solicitation and Non-disparagement Agreement (this “Agreement”), is made as of this 9th day of June, 2014, by and among Eagle Bancorp, Inc. a Maryland corporation (“Eagle”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Eagle (“EagleBank”), and the undersigned director, identified on the signature page hereto (the “Director”), of Virginia Heritage Bank, a Virginia banking corporation (the “Company”).

WHEREAS, Eagle, EagleBank and the Company have entered into an Agreement and Plan of Reorganization, of even date herewith (the “Merger Agreement”), pursuant to which the Company will be merged with and into EagleBank, and each share of the Company Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement; and

WHEREAS, as a condition of Eagle’s and EagleBank’s obligations under the Merger Agreement and as a material inducement to Eagle and EagleBank to enter into the Merger Agreement, Eagle and EagleBank have requested that the members of the Board of Directors of the Company agree, and the Director desires to agree, to certain restrictions on their respective ability to compete with, and solicit customers and employees of, Eagle or EagleBank following consummation of the Merger; and

WHEREAS, Eagle, EagleBank and the Director desire to enter into this Agreement to set forth the duration, scope and other terms and conditions of such limitations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             From and after the Effective Time until the date which is eighteen (18) months after the Effective Time (the “Covenant Period”), the Director shall not, directly or indirectly:

(i) disclose or use, or authorize any person or entity to disclose or use, any confidential or nonpublic information relating to Eagle, EagleBank or the Company of which such Director is aware or to which such Director has or had access, as a result of such Director’s service on the Board of Directors or as an officer or employee of the Company, including but not limited to information regarding the customers, prospective customers, products, manners of business and product development, or employees of Eagle, EagleBank or the Company (whether or not any of the foregoing is novel or known by any other person); provided however, that this restriction shall not apply to the disclosure of confidential information: (a) to any governmental entity to the extent required by law; or (b) which is publicly known and available through no wrongful act of such Director or any affiliate of such Director.  Nothing contained herein is intended to authorize the disclosure of any information in violation of law or other duties of confidentiality which may be applicable to Director.

[Signature page to Support Agreement]

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(ii) (a) engage or participate in the ownership, management, operation, control or financing of, (b) provide any service, advice, assistance or support regarding the management, operation, organization, formation, acquisition or financing of, or (c) have any financial interest in, or otherwise be connected with, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, or stockholder of, any federal or state commercial bank or insured depository institution, credit union, industrial loan bank, savings institution, thrift or non-bank residential, commercial or commercial real estate lending or loan brokerage business, or any person or entity seeking to acquire or form such an institution or company (“Financial Institution”), which has a branch or loan production office (or in the case of Financial Institutions other than banking (including thrift) institutions, an office) in the Maryland counties of Montgomery, Prince Georges, Frederick, Howard, Anne Arundel and Charles, the District of Columbia, and the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park (the “Designated Area”), including but not limited to any entity engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, consumer savings, deposit production, loan production or commercial lending services, insurance brokerage, mortgage banking or mortgage brokerage services (collectively “Banking Business”). The provisions of this Section 1(ii) shall not apply to: (w) ownership of less than 4.9% of the capital stock of a Financial Institution; (x) ownership of more than 2% of the capital stock of a Financial Institution which is owned as of the date hereof (provided, however, that the Director shall not increase his percentage ownership of any such stock during the Covenant Period (other than due to repurchases of such capital stock by the issuer thereof)).

2.             During the Covenant Period, the Director shall not knowingly, directly or indirectly, for on behalf of such Director or any other person or entity other than Eagle, EagleBank or an Eagle Subsidiary, accept Banking Business from, solicit the Banking Business of, or induce to discontinue, terminate or reduce the extent of their relationship with Eagle, EagleBank or any Eagle Subsidiary, any person or entity who was a customer of the Company, Eagle, EagleBank or any Eagle Subsidiary as of the date hereof or at the Effective Time, provided, that, without limitation, this Section 2 will not be violated if a customer or former customer of the Company, Eagle, EagleBank or an Eagle Subsidiary responds to an advertisement or other solicitation that is not specifically directed to customers or former customers of the Company, Eagle, EagleBank or any Eagle Subsidiary.

3.             During the Covenant Period, the Director shall not, directly or indirectly, for on behalf of such Director or any other person or entity other than Eagle, EagleBank or an Eagle Subsidiary, initiate any offer of employment to or hiring process with respect to, introduce or identify to any third party for prospective employment, or in any manner solicit the services, or hire any person who was an employee of the Company, Eagle, EagleBank or an Eagle Subsidiary at the date hereof or at the Effective Time, provided, however, that this Section 3 will not be violated if an employee or former employee of the Company, Eagle, EagleBank or an Eagle Subsidiary responds to an advertisement or other solicitation that is not specifically directed to employees or former employees of the Company, Eagle, EagleBank or any Eagle Subsidiary.

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4.             During the Covenant Period, the Director shall not, directly or indirectly, orally or in writing, in any forum, or by means of any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, blogs, computer networks or bulletin boards, or any other form of communication), make to any third party (including but not limited to any customer, former customer or potential customer of Eagle, EagleBank or the Company, any employee or other representative of any bank regulatory agency, or any employee of Eagle, EagleBank or the Company) any disparaging or defamatory statements about Eagle, EagleBank or the Company.  During the Covenant Period, Eagle, EagleBank, and the Company shall not make any disparaging or defamatory statements about the Director.  Nothing in this Section 4 shall (i) apply to any communication with any governmental entity to the extent required by law; (ii) limit the rights of EagleBank in any legal proceedings by, against or involving EagleBank pertaining to the Merger Agreement or the transactions contemplated thereby or EagleBank’s rights, remedies or obligations under this Agreement or the Merger Agreement or other agreements relating to the transactions contemplated by the Merger Agreement; or (iii) limit the rights of Eagle or EagleBank in any legal proceedings by, against or involving Eagle or EagleBank pertaining to the Merger Agreement or the transactions contemplated thereby or the rights, remedies or obligations of Eagle or EagleBank under this Agreement or the Merger Agreement or other agreements relating to the transactions contemplated by the Merger Agreement.

5.             In the event of a breach or violation of this Agreement by the Director, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

6.             The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

7.             This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.             This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

9.             Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any

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other jurisdiction.  In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

10.          Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

11.          This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EAGLE BANCORP, INC.

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

DIRECTOR

Name:

[Signature Page to Non-competition, Non-solicitation & Non-disparagement Agreement]